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                                                                   EXHIBIT 10.8

                           ASSET ACQUISITION AGREEMENT

         This Agreement is made this 9th day of October, 1997, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation, or its designee pursuant to Section 4.2 hereof (the "Buyer"), The Multicare Companies, Inc., a Delaware corporation (the "Seller"), and Health Care Rehab Systems, Inc., a Pennsylvania corporation, Horizon Rehabilitation, Inc., a West Virginia corporation, Progressive Rehabilitation Centers, Inc., a Delaware corporation, and Total Rehabilitation Center, L.L.C., a New Jersey limited liability company (each a "Company" and collectively, the "Companies").

                                   BACKGROUND

         WHEREAS, the Seller and the Companies have agreed to sell and Buyer has agreed to purchase, all of the Assets of each of the Companies on the terms and conditions provided for in this Agreement;

         WHEREAS, all filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Filings"), have been made in connection with the purchase and sale of the Assets, and early termination of the applicable waiting period was granted by the Federal Trade Commission and the Department of Justice on July 7, 1997 with respect to the HSR Filings; and

         WHEREAS, any and all permits, approvals and consents of any governmental body or agency have been obtained which the Buyer, Seller and the Companies reasonably deem necessary to consummate the transactions contemplated by this Agreement so as to be in compliance in all material respects with the applicable laws.

                                    AGREEMENT

         NOW, THEREFORE, in order to consummate such transactions and in consideration of the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                             ARTICLE 1. DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

         "Agreement" means this Asset Acquisition Agreement, all schedules hereto and all amendments, modifications, and supplements hereto.

         "Assets" means all of the Companies' real, personal, mixed, tangible or intangible property of any nature, including, without limitation, cash, prepayments, deposits, escrows, accounts receivable, bank accounts, securities, permits, vehicles, fixed assets, furniture, patents, trademarks, copyrights, designs, formulae, real property, software, computers, equipment, contract rights, intangibles, names, goodwill, claims, causes of action and other legal rights and remedies.


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         "Buyer" is defined in the preamble hereto.

         "Closing" has the meaning specified in Section 2.2 hereof.

         "Closing Date" has the meaning specified in Section 2.2 hereof.

         "Company" or "Companies" is defined in the preamble hereto.

         "Encumbrance" means any mortgage, claim, lien, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

         "Material Adverse Effect" means any change or effect that would or would reasonably be expected to materially and adversely affect the financial condition, results of operations, assets or business of each of the Companies, the Seller, or the Buyer and its subsidiaries taken as a whole, as the case may be.

         "Merger Agreement" means the Merger Agreement, dated as of June 16, 1997, by and among Genesis ElderCare Corp. (formerly known as Waltz Corp.), a Delaware corporation, Genesis ElderCare Acquisition Corp. (formerly known as Waltz Acquisition Corp.), a Delaware corporation, and the Seller pursuant to which Genesis ElderCare Acquisition Corp. shall merge with and into the Seller.

         "Purchase Price" means Twenty-Four Million Dollars ($24,000,000) to be paid by Buyer for the Assets.

         "Seller" is defined in the preamble hereto.


                  ARTICLE 2. SALE OF ASSETS AND PURCHASE PRICE

         Section 2.1 Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, the Companies shall cause the sale, transfer and delivery to Buyer, and Buyer shall purchase, on the Closing Date, all right, title and interest in and to all of the Assets, and Buyer shall assume all of the liabilities of each of the Companies.

         Section 2.2       Closing.

                  (a) The closing of the purchase and sale of the Assets (the "Closing") shall take place simultaneous with the execution of this Agreement at the offices of Blank Rome Comisky & McCauley, One Logan Square, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreeable to the parties hereto (which time and place are designated as the "Closing Date"); provided, however, that if acceptable to the parties, the Closing may be effected by facsimile transmission of executed copies of the documents (including without limitation, this Agreement) delivered at the Closing and payment of the purchase price specified in Section 2.3 and by sending original copies of the documents (including without limitation, this Agreement) delivered at the Closing by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties at their respective addresses set forth in Section 7.1 herein by the third business day following the Closing.

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                  (b) At the Closing, the Seller and the Companies shall
deliver:

                           (1) Assets. Possession and control of all of the
                               Assets including, but not limited to, all applicable keys, access cards and other entry devices.

                           (2) Documents of Transfer. Such bills of sale, deeds,
assignments, releases, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as may be reasonably required, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Assets, in each case in form acceptable to Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by the Seller and each of the Companies.

         Section 2.3 Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price, against delivery of the Assets, by wire transfer of immediately available funds to such accounts as the Seller shall designate.


                ARTICLE 3. CERTAIN UNDERSTANDINGS AND AGREEMENTS

         Section 3.1 Deliveries. The Seller and the Companies shall promptly deliver to Buyer copies of all documents, instruments, notices, records, certificates and other items relating to the Assets.

         Section 3.2 Bulk Sales Notices. The Seller and the Companies shall (i) execute and file all bulk sales filings and notices required by law and (ii) cooperate with Buyer in its compliance with bulk sales laws applicable to it, as reasonably requested by Buyer.

         Section 3.3 Purchase Price Adjustment. To the extent that run rate revenues or the EBITDA generated by the Assets sold hereunder as of August 31, 1997 vary materially from $19.5 million and $2.7 million, respectively, the parties agree to make an appropriate adjustment in the purchase price.

         Section 3.4 Tax Adjustment. To the extent that taxes in excess of $4.0 million are imposed upon Seller as a result of the sale of the Assets hereunder, Buyer will pay to Seller the amount by which such taxes exceed $4.0 million when Seller is required to pay such taxes. To the extent that the sale of Assets hereunder generates taxes of less than $4.0 million to Seller, Seller will pay to Buyer the tax savings realized from such taxes being less than $4.0 million when Seller receives the benefit from such taxes being less than $4.0 million.


                            ARTICLE 4. MISCELLANEOUS

         Section 4.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be given:



                           If to Buyer:

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                           Genesis Health Ventures, Inc.
                           148 West State Street
                           Kennett Square, Pennsylvania 19348
                           Attention: Michael R. Walker
                           Telephone: (610) 444-6350
                           Facsimile: (610) 444-7438

                           with a copy to:

                           Blank Rome Comisky & McCauley
                           One Logan Square
                           Philadelphia, Pennsylvania  19103
                           Attention: Stephen E. Luongo, Esq.
                           Telephone:  (215) 569-5500
                           Facsimile:  (215) 569-5555

                           If to Seller or the Companies:

                           Genesis ElderCare Corp.
                           148 West State Street
                           Kennett Square, Pennsylvania 19348
                           Attention: Michael R. Walker
                           Telephone: (610) 444-6350
                           Facsimile: (610) 444-7438

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017-3954
                           Attention: William E. Curbow, Esquire
                           Telephone: (212) 455-2000
                           Facsimile: (212) 455-2502

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (b) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

         Section 4.2 Assignability; Parties in Interest. This Agreement shall not be assignable by any of the parties hereto, except that this Agreement shall be assignable in whole or in part by Buyer to any subsidiary or subsidiaries of Buyer, provided that no such assignment shall relieve the assignor of its

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obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as specifically referred to herein, this Agreement is for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any legal or equitable rights, remedies or claims under or by reason of this Agreement.

         Section 4.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) each of the parties irrevocably waives the right to trial by jury; (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.1.

         Section 4.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart signed by the other party.

         Section 4.5 Publicity. Seller, the Companies and Buyer agree that press releases and other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that Buyer may make such announcements as in the opinion of its counsel, such party is required to make pursuant to comply with law or the requirements of any stock exchange or other applicable self-regulatory organization, but in such event Buyer shall, to the extent practicable, give the Seller and the Companies reasonable prior notice and an opportunity to comment on the proposed announcement.

         Section 4.6 Complete Agreement. This Agreement, the exhibits hereto and the schedules and documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings.

         Section 4.7 Amendments and Waivers. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any or documents delivered pursuant hereto,
(c) waive compliance with any of the covenants or agreements contained in this Agreement or (d) amend this Agreement, if and only, in the case of an extension or amendment, if such action is set forth in a written agreement signed by both parties, or, in the case of a waiver, if such waiver is signed by the party against whom the waiver is to be effective.

         Section 4.8 Expenses. Except as specifically provided in this Agreement, each party shall bear the expenses incurred by it in connection with the transactions contemplated by this Agreement.

         Section 4.9 Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any contract, license, lease, commitment or other arrangement if an attempted assignment would constitute a breach thereof. Whenever such consent is required, the Seller will use commercially reasonable efforts to cause such consents to be obtained and Buyer agrees to cooperate with

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the Seller and to enter into any reasonable arrangement designed to provide for
Buyer the benefits under such contracts and agreements.

         Section 4.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 4.11 Severability. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

         Section 4.12 Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

         Section 4.13. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

THE MULTICARE COMPANIES, INC.               GENESIS HEALTH VENTURES, INC.,
                                            or its designee

By:  /s/ George V. Hager, Jr.               By:  /s/ George V. Hager, Jr.
     ------------------------------              ------------------------------
Name:    George V. Hager, Jr.               Name:    George V. Hager, Jr.
Title:   Senior Vice President and          Title:   Senior Vice President and
         Chief Financial Officer                     Chief Financial Officer


HEALTH CARE REHAB SYSTEMS, INC.             HORIZON REHABILITATION, INC.

By:  /s/ George V. Hager, Jr.               By:  /s/ George V. Hager, Jr.
     ------------------------------              ------------------------------
Name:    George V. Hager, Jr.               Name:    George V. Hager, Jr.
Title:   Senior Vice President and          Title:   Senior Vice President and
         Chief Financial Officer                     Chief Financial Officer

PROGRESSIVE REHABILITATION                  TOTAL REHABILITATION CENTERS,
CENTER, INC.                                L.L.C.





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By:  /s/ George V. Hager, Jr.               By:  /s/ George V. Hager, Jr.
     ------------------------------              ------------------------------
Name:    George V. Hager, Jr.               Name:    George V. Hager, Jr.
Title:   Senior Vice President and          Title:   Senior Vice President and
         Chief Financial Officer                     Chief Financial Officer

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